EXHIBIT 99.2

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

CITI TRENDS

Moderator: Tom Stoltz

May 18, 2006

4:00 p.m. CT

Operator:	Good day and welcome to the Citi Trends conference call. Today’s call is being recorded. And at this time for opening remarks and introductions I would like to turn the call over to the Chief Financial Officer, Mr. Tom Stoltz. Please go ahead.

Tom Stoltz:	Thank you. Good afternoon. Thank you for joining us today. Also on the call today with me are Ed Anderson, Chairman and Chief Executive Officer; and George Bellino, President and Chief Merchandising Officer.

By now everyone should have seen our first-quarter earnings release that was sent out shortly after 4:00 p.m. Eastern Time today. If you have not received the release it is available on our company website under the investor relations section and the sub-folder investors@www.cititrends.com.

You should be aware that the prepared remarks made during this call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed on them. Such statements involve known and unknown risks, uncertainties and other

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

factors that may cause actual results to differ materially. We refer all of you to the company’s most recent report on Form 10-K as filed with the Securities & Exchange Commission and for more detailed discussions of the factors that could cause actual results to differ materially from those described in any forward-looking statements.

Ed Anderson and I will give brief presentations after which Ed, George and I will address any questions you may have. With that said I’d like to now turn the call over to Ed.

Ed Anderson:	Thank you, Tom. Good afternoon and thank you for joining us. We are pleased to report another strong quarter of sales and earnings growth. Our sales and earnings results were well above our original expectations for the quarter. I will present an overview of the results of the quarter and make a few comments about the company’s growth and the future plans. Tom will review the financial results in more detail and conclude with an update to our earnings guidance for fiscal 2006. Then we will be happy to answer your questions.

In the first quarter, net sales increased 44% over last year to $91.7 million from $63.6 million. Comparable store sales increased 21% in the quarter with each month of the quarter posting year-over-year increases despite a shift in Easter year over year. I’ll speak more about sales and the drivers of our sales in a moment.

Net earnings for the quarter were $6.9 million, or $0.49 per share, which was a 111% increase in net earnings from a year ago. Earnings growth outpaced sales growth as the company realized more than 240 basis points of leverage in SG&A expenses, earned higher interest income and achieved a lower effective tax rate than the first quarter last year. The gross margin rate was up 10 basis points versus last year’s first quarter. Operating income improved by over 250 basis points to 11% and net income as percentage of sales improved to 7.5% from 5.1% last year in the quarter.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Now more detail on our sales performance. Sales were strong across most merchandise categories. Comparable sales increases for the quarter by category were men’s up 29%, accessories up 27%, children’s up 25%, home décor 15%, and women’s up 12%. Again, sales of nationally recognized urban brands increased at a higher rate than our other non-branded merchandise in the quarter. Sales of nationally recognized urban brands such as Phat Farm, BabyPhat, South Pole, Dickies RocaWear, Girbaud, and Apple Bottoms accounted for just over 40% of our total sales for the quarter. As was the case for fiscal 2005, the first quarter’s comparable sales increases were driven by increased customer traffic.

Total inventories at the end of the first quarter were up 43% over last year’s first quarter and comparable store inventories were up 21% over the same time last year. The comp store inventories are somewhat higher than we would like. However, we are comfortable with the balance and content of the inventories.

We opened 15 new stores in the first quarter, bringing our store count to a total of 250 by the end of the quarter. In addition, we re-opened our Belle Glade, Florida, store in the quarter that had been damaged during Hurricane Wilma last year. The 2006 new store sales are exceeding our forecast and store model as well as keeping pace with last year’s new stores on a per-store basis. This new store performance is the result of our strong sales in general as well as some very good store locations, some in new market areas. During the quarter we opened new markets in Indianapolis, Indiana, and Dayton, Ohio. Overall we’ve been very pleased with the new-store performance in these markets. On average, the stores in these new markets have been out-performing our new-store model with very little difference in the merchandise mix.

Overall we plan to open approximately 40 to 43 new stores in 2006 with no planned closings which will result in just over a 20% increase in selling square footage growth for the year. Consistent with the past, most of our growth will be in existing states. Anticipated new markets include St. Louis, Missouri, and Cleveland, Ohio, and further expansion in Texas and Southern Florida. Although we will have some tough sales and profit comparisons as we move through 2006, we are optimistic about our growth prospects for 2006.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Finally, I’m sure most of you saw the May 1 press release announcing that Greg Flynn, of Hampshire Equity Partners, stepped down from our board and his position as Chairman. As Hampshire stated in the press release, the decision for Greg to step down and for Hampshire to turn its attention toward other investments is part of Hampshire’s private equity investment model. We have enjoyed a very good working relationship with Hampshire over the past seven years and wish Greg and his firm the best in their future endeavors. We have no immediate plans to fill Greg’s board seat, but we expect to fill that seat with a qualified candidate over the next few months.

In connection with Greg’s resignation; Hampshire also stated it’s considering potential liquidity options with respect to some or all of its investment in the company. As a company we will be open to considering ways to facilitate the orderly disposition of Hampshire’s ownership position in order to mitigate potential market disruption.

And now I’ll turn the call back to Tom.

Tom Stoltz:	Thank you, Ed.

We are very pleased to report a first quarter of net sales and earnings record results. This afternoon I would like to walk through the results in more detail and then spend some time on updating our fiscal 2006 guidance. As Ed mentioned, our net sales for the first quarter were $91.7 million versus $63.6 million last year. This represents a 44% increase in year-over-year sales. Comparable store sales rose 21% for the quarter versus 6.9% in the first quarter of fiscal 2005. The monthly comparable numbers during the first quarter were as follows: February up 11.7% versus up 13% last year, March up 12.8% versus up 14.4% last year, and April up 47.5% versus a decrease of 9.8% last year. As we discussed on last quarter’s call, this swing in monthly comparable figures was primarily related to Easter shifting to April from March a year ago.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Moving on to gross margins. For the quarter, we reported 39.6% compared to 39.5% in the same quarter last year for an increase of 10 basis points. The markdown rate was higher than last year as expected. Improvements in initial markups and freight costs more than offset the higher markdown rate this year compared to last year. As a reminder, our gross profits do not include distribution and/or occupancy costs as some retailers report.

SG&A expenses were 28.6% of sales for the quarter compared to 31.1% last year. During the quarter we gained leverage primarily in corporate costs, especially payroll, and in-store expenses, especially in payroll and occupancy costs. For the quarter, interest income and expense improved by over 60 basis points as a percentage of sales year over year as the company earned investment income on approximately $36 million in net IPO proceeds along with cash generated from operations. Our tax rate for the quarter was 34.5% and we expect a rate of approximately 34.5% for the reminder of fiscal 2006. Each of the items previously discussed led to an earnings increase of 111% for the quarter to $6.9 million compared to $3.3 million last year. Earnings per diluted share were $0.49 versus $0.30 last year with 14 million weighted average shares outstanding.

A note of further explanation regarding our EPS for the quarter is appropriate to make here. Our original guidance for the FAS 123R impact in fiscal 2006 was $1.2 million, or $0.05 per diluted share. After further review of the application of FAS 123R and the assumptions made in our stock option valuation model, the annual compensation expense is expected to be $860,000 for fiscal 2006 or a $0.04 per diluted-share decrease. Also in accordance with the implementation of FAS 123R, the stock option share equivalents used for EPS calculation had been reduced by the projected tax benefit to the company of stock option exercises. Utilizing this tax benefit and the diluted shares calculation has the effect of reducing the number of stock options in the calculation

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

from approximately 1.2 million to just over 600,000 shares. Therefore, the company’s original estimate of 14.5 million diluted shares outstanding has now been reduced to 14 million for the full year fiscal 2006. As a result, the net effect of the implementation of FAS 123R on fiscal 2006 is now expected to actually increase full-year EPS by $0.01 per diluted share, $0.04 per diluted share coming from expensing of stock option compensation offset by credit of $0.05 per diluted share from reducing the number of shares in the calculation.

Our balance sheet is in very good shape. We had no short-term debt outstanding for the entire quarter and ended the quarter with $60 million in cash. For fiscal 2006, we expect to once again fund our new-store openings with cash flow and have budgeted approximately $15 million in capital expenditures for these openings.

Now moving on to guidance for fiscal 2006. We plan to open 40 to 43 new stores in the year with no planned closings. We have opened 15 stores in the first quarter toward that plan. This store opening plan results in an increase of approximately 20% in selling square footage for the year. Based on the strong results in the first quarter, we are revising our fiscal 2006 guidance upward again. Our revised estimate for 2006 is earnings per diluted share of $1.43 to $1.47. This is based upon full-year comparable store sales increases of between three to five percent and 14 million diluted shares outstanding, again impacted by the $0.01 per diluted-share positive effect of FAS 123R implementation as previously discussed. Once again, our expected tax rate for fiscal 2006 is 34.5%. In addition, gross margins for the year are expected to decline approximately 30 basis points as markdown rates increased above fiscal 2005 levels but still remain lower than historical norms. This decline will be most apparent during the second and third quarters of the year. This decrease in gross margins is expected to be offset by leveraging SG&A expenses primarily in corporate cost and improvements in interest income year over year. Finally, we expect fiscal 2006 to more closely resemble fiscal 2004 in terms of its profitability by quarter. Typically our second and third quarters are much less profitable quarters than the fourth and first quarters. That was certainly not the case in 2005 as the positive impact from post hurricane sales led to a record third quarter.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

We are well-positioned for the summer and back-to-school season and are excited about the future. Our long-term goals are to continue to deliver annual square footage growth of approximately 20% through new stores, low to mid single-digit comparable store sales increases, and approximately 25% long-term profit growth.

With that, operator, I’d now like to turn the call back over to you to take any questions.

Operator:	And if you would like to ask a question today, press star one on your touch-tone telephone at this time. And if you are on a speakerphone, make sure your mute function is turned off to allow your signal to reach our equipment. Once again, ladies and gentlemen, star one for questions. And we’ll pause for just a moment to allow everyone a chance to signal.

We’ll go first to Tim Geyer, with Piper Jaffray.

Tim Geyer:	Congratulations on another great quarter. Just a couple questions for you. First off, I was wondering if given the impact of the hurricanes last season if you’re incurring any additional operating expenses going forward.

Ed Anderson:	The answer is no. We incurred some expenses last year I guess in the third and fourth quarters related to some store closures and related insurance deductibles around the hurricanes, but, no, those operating expenses are behind us.

Tim Geyer:	OK. And then in regards to your branded product, I was wondering if you could update us on what the top performing brands were in Q1 and if your gross margins are still trending similar to your private label product.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Ed Anderson:	OK, I’ll ask George Bellino, our Chief Merchandising Officer, to respond to your question about brands and gross margins on brands.

George Bellino:	Well, the brands are still jockeying around between divisions, whether it’s the ladies’ or the men’s, which is the best in that particular month or quarter. And it’s the same brands that Ed read off earlier, BabyPhat, the Phat Farm, Apple Bottoms, RocaWear, Girbaud, Dickies. These are all the same brands, they vary a little bit in between divisions but they’re all the same brands.

As far as margin goes, they’re in about the same areas as in the past. Brands may be a touch lower than the other ones. They change, again, from divisions, but they’re about the same level as – that are unbranded or – unbranded product and a product that we develop ourselves.

Tim Geyer:	Great. And then lastly I was wondering how the product availability has been, particularly given the Federated and May consolidation.

George Bellino:	So far we have not seen any negative effect of that. There seems to be plenty of availability, actually more. I think the vendors are more willing to do business with us, some vendors that were reluctant to in the past, basically because the shrinking world out there, the big retailers. But it’s actually helping us right now because a lot of these guys are looking for opportunities to do business that they didn’t have before.

Tim Geyer:	Great. Thank you very much.

Male:	Thank you, Tim.

Operator:	And we’ll go next to Eric Nanes, with Cowen & Company.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Elizabeth Montgomery:	Hi, it’s Beth Montgomery.

Ed Anderson:	Oh, hi, Beth. Wrong introduction, but, hi, Beth.

Elizabeth Montgomery:	Congratulations on a really good quarter. I guess I have a couple questions, and I hope that I didn’t miss any of your answers to Tim, but I did pick up my other line for a second. I wondered if you could give us a little bit more clarification on the stock option expensing because I’m little confused by that. And then I wondered if your – I guess I’m little bit confused by the guidance given what seems to be a really strong comp trend headed into the back half of the year. And when I do the math I think that, unless I’m mistaken, you should get a little bit more leverage than your guidance would imply. And I was wondering if you could discuss is it related to really strong full-price selling and really high IMUs last year or maybe better freight expensing. Or maybe if you could just discuss Q3 and Q4 guidance on the margins based on your new guidance.

Ed Anderson:	OK. Beth, as I understand your questions, you’d like for us to try to explain to you in layman’s terms the stock option expense issue.

Elizabeth Montgomery:	As much as possible, yes.

Ed Anderson:	All right. And you’d like for us to comment on our guidance, because I gather you’re saying that you don’t see the guidance trending into the rest of the year as it did in the first quarter.

Elizabeth Montgomery:	Yes.

Ed Anderson:	I think I heard you ask that. OK. I’m going to ask Tom Stoltz to really address both of those issues.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Elizabeth Montgomery:	OK, thanks.

Tom Stoltz:	Hey, Beth. As far as the stock option compensation expense and the impact on EPS, when the company put together its original estimates for the impact in 2006 the assumption was the impact would just be on the expense side. We didn’t expect there to be any impact on the share outstanding side of the calculation. Upon further review as we got into the first quarter we realized that now that companies are required to expense in the face of the financials the compensation expense, the FASB also allows companies to take the tax benefit of an assuming exercise of these shares as a credit against the shares outstanding. And previously when companies had disclosed this they were not able to take this tax benefit in effect in their numbers that they disclosed in the financials. So what’s happened here is we originally reported a $0.05 charge because of the compensation expense – or we – say we expected that for that 2006, and we’ve revised that expense down some from $1.2 million to $860,000, and that’s now just a $0.04 per-share impact – negative impact. But offsetting that is a $0.05 pickup from the tax benefits from the these assumed stock option exercises. So the share count has gone down by 500,000 from 14.5 to 14 million as our best guess of what will happen this year. And the stock option compensation expense has gone down also from $1.2 million to $860,000, all that resulting in a $0.01 benefit rather than a $0.05 negative to EPS during the year.

Ed Anderson:	Beth, did that work for you?

Operator:	It actually appears we’ve lost Beth.

Ed Anderson:	Beth. Oh, we’ve lost her, OK. Well, we hope that explanation worked for her. If it didn’t we’ll try again. And to others on the phone call, again, if that wasn’t clear enough we’ll try to work through this issue with you, because it’s a little bit involved but we’ll try to put it in layman’s terms if we can.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Beth’s second question had to do with, she was thinking that the company should be expecting perhaps additional leverage than we’ve reflected in our forecast. And so I’m going to ask Tom to talk about the forecast for ‘06.

Tom Stoltz:	Right. It sort of dovetails into the conversation we just went through on stock option compensation expense. We’ve had a $0.06 pickup in our guidance since our last guidance in March because of this interpretation of the stock option compensation expense and the total impact on earnings per share. So $0.06 of this increase guidance relates to that change in estimate. Really the rest of the increase is just, you know, our projections of the full year and where we think the full year will come out. So that is our range, of $1.43 to $1.47. We haven’t changed really any assumptions in the second through fourth quarters.

Ed Anderson:	Yes, if you listened to us talk about guidance before as far as the comp sales guidance for the year, the expected impact on gross margins for the year and expected expense leverage and operating margins for the year, we’re really staying with that – pretty much with that guidance taking into – obviously to some extent the – in account the very good performance in the first quarter. As you all know, we do not give quarterly guidance. We only give annual guidance.

OK, any other questions?

Operator:	We’ll go next to Lynn Walther, with Wachovia.

Lynn Walther:	Hi, guys. A couple quick questions for you. Can you just give us a little bit more color on the gross margin. How much was IMU improvement that you saw in Q1, is it sustainable going forward?

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Ed Anderson:	OK, Lynn. Hi, how are you? This is Ed Anderson. I think I understand your question to be could we – would give you more details on the gross margin performance in quarter one by piece. Right?

Lynn Walther:	Yes.

Ed Anderson:	OK. Tom.

Tom Stoltz:	We’ve really not had the practice of giving out the specifics of gross margin and I think we’ll leave it as we said in the presentation to lead off the call that we did pick up some in IMU year over year. We also leveraged our freight costs a little bit and we gave back most of that through increased markdown rates. We’re just not going to quantify the different components of gross margin.

Lynn Walther:	OK. Could you speak to does your guidance assume a continued IMU improvement for the rest of the year?

Tom Stoltz:	Not based on the first quarter results, no.

Lynn Walther:	OK. And then just a little bit more on inventory. You talked about it being a little bit higher than you had – you would like. Could you just talk about the composition there, maybe national brands versus private label or any category in particular and how you’re planning it going forward. Thanks.

Ed Anderson:	OK, Lynn, as we understand your question you’re questioning the comment that I made when I told you that our total inventories were up 43%. And I said that our comp inventories were up 21%, but we also mentioned that we were comfortable with the content and balance of our inventories. But I understand your question to be could we elaborate on that comment and talk about how we feel about that and are there any particular issues in the inventory.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Lynn Walther:	Yes.

Ed Anderson:	All right. OK, George, take it.

George Bellino:	Can’t elaborate too much more than that. I feel pretty comfortable with our inventory. I think it’s healthy right now. It’s balanced pretty well between the divisions. We’ve addressed any markdown issues we’ve had and we’re in a healthy position to go into the second quarter and finish up a good summer business at this time. There’s not really any division that’s over inventoried or anyone that’s really in jeopardy to create a lot of markdowns.

Ed Anderson:	I think what I’d add to George, Lynn, would be that we feel like we own too much inventory as opposed to the wrong inventory. It’s a quantity issue more than it is a content issue at this point.

Lynn Walther:	OK, great. Thanks and good luck.

Ed Anderson:	OK, thank you.

Operator:	And we do have Elizabeth Montgomery back on line from Cowen & Company. We’ll go to her next.

Elizabeth Montgomery:	Hi, guys. Sorry about that.

Ed Anderson:	No problem. We’re still here. Did you catch Tom’s explanation of the stock option expense?

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Elizabeth Montgomery:	I did, yes. I’m not sure I understand still, but I – I’m OK with it.

Ed Anderson:	Well, what’s happened is that this thing that we weren’t aware of before is that now when you do the treasury stock method, when you calculate the shares that you would add to your basic shares to get diluted shares, you’re able to take into account not only the exercise price that the company would get back for the stock options being exercised, you’re able to also use the income tax benefit that the company would be getting. As you may know, our stock options are non-qualified stock options, so the company does get a compensation expense benefit on its tax returns, so there’s a cash tax benefit to the company when stock options are exercised. That cash or that anticipated cash is able to be used in this treasury stock method. What happens is that fully diluted share count that is used to calculate EPS is now smaller than it was before. That’s the change.

Elizabeth Montgomery:	OK.

Ed Anderson:	We have less shares outstanding. And that – and that has a positive impact on resulting EPS.

Elizabeth Montgomery:	OK. Do you guys have the comps for women’s in Q1 last year?

Ed Anderson:	Oh.

Tom Stoltz:	No, not readily available. We can follow up with you, Beth, on that later.

Elizabeth Montgomery:	OK. And then I guess, Ed, I heard you I think say that you guys got some leverage on occupancy. And I thought that kind of in general you got less leverage on occupancy due to the structure of the rent agreements with the landlords.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Ed Anderson:	I think you’re questioning did – about the leverage comment on occupancy expenses. Tom actually made that comment when he was walking through the quarter with you and said that the company’s leverage for the quarter came from leverage in home office payroll, store payroll as well as store occupancy. And you’re wondering how did we get occupancy expenses since a lot of our – a lot of our leases have a percentage rent component. Well, that’s true, but there’s also – in new stores in particular there’s a large fixed rent component, and so you do leverage new stores in particular as – in the early life of a store lease you often leverage more than you do at the later part.

Tom Stoltz:	Yes. In addition, you know, occupancy to us is more than just rent. Its depreciation cost, its utilities. And we did leverage some of those costs at store level.

Elizabeth Montgomery:	OK. And then – sorry, but one more question on Q3 last year. The 25-percent comp, I assume you got a little bit of leverage then on the occupancy for some new stores. But is it fair to assume that you also had a lot of improvements in your IMU and maybe like some lower freight expense. And so should we be planning for gross margins conservatively to be kind of at a more normalized level in Q3?

Tom Stoltz:	Well, Q3 last year, and really a good part of last year, our markdown rates were just extremely low. And we – as we anticipate and look forward in 2006 we just don’t expect those kind of markdown rate levels, for us to approach those again. And that’s why we’ve given guidance that we do expect our overall gross margin rate to deteriorate about 30 basis points. And most of that would come from higher markdown rates. Even though those markdown rates will not be as high as they were maybe in ‘04 and ‘03, they’re going to be higher than ‘05.

Elizabeth Montgomery:	OK. All right. Thanks, guys. Good job.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Ed Anderson:	Thank you.

Operator:	We’ll go next to Dorothy Lakner, with CIBC World Markets.

Dorothy Lakner:	Thanks. Hi, everyone. Congratulations on a fabulous quarter.

Ed Anderson:	Hi, Dorothy, and thank you very much.

Dorothy Lakner:	You’re welcome. I also – if you could get back to me on the comp by department from last year I’d really appreciate those reasons. I also wondered about – when Tom was talking about the quarterly breakdown and the fact that you expected ‘06 to be more like ‘04, I wondered if you could just talk a little bit about that more and kind of how we should look at the second quarter and third quarter. If you could give a little help there that would be great. And then a second question on rent also, but just what you’re – what you’re seeing as you make agreements for new stores, sign leases for new agreements, if you’re – you know, what you’re seeing there out in the market as you get better known and move into new territories. I’m wondering how those rents and agreements compare to the ones that you were getting last year or the year before. Thanks.

Ed Anderson:	OK, thank you Dorothy. Your first question as I understand it was Tom makes a comment in the prepared remarks that to expect 2006 by quarter to look more like our history than last year.

Dorothy Lakner:	Right.

Ed Anderson:	Because last year’s third quarter was an unusually profitable third quarter.

Dorothy Lakner:	Yes.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Ed Anderson:	Tom, would you give her a little more on that?

Tom Stoltz:	Yes. Without getting into numbers and giving quarterly guidance, just to give you a little more flavor, I guess. Last year our third quarter in terms of net income dollars was almost as profitable as our first quarter, which had never seen anything close to that. Typically the second and third quarters if you go back several years have been sort of break-even to slightly profitable quarters. Now, obviously the company’s gotten larger, we’re doing better in those quarters.

Dorothy Lakner:	Right.

Tom Stoltz:	They’re still not anywhere close to the profit levels of the first and forth quarters. So we just wanted to caution people when they look at the third quarter of last year that that is really a tough comparison for us this year.

Dorothy Lakner:	Right. And also in terms of the second quarter, obviously that was – you know, that was a great quarter as well last year. How should we think about that?

Tom Stoltz:	Well, the second quarter last year, that was a very good quarter. It did not have sort of the prop-up of the post hurricane sales that the third quarter did.

Dorothy Lakner:	Right.

Tom Stoltz:	So it’s not as tough as a comparison as the third quarter.

Dorothy Lakner:	Right. Your comp comparison was easier also.

Tom Stoltz:	Correct.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Dorothy Lakner:	But how should we be looking at that quarter in terms of how we kind of plan gross margin out for the balance of the year, because that was a quarter in which you got a pretty significant gross margin benefit.

Tom Stoltz:	Correct. And once again as we said in the presentation part of this, in the second and third quarters we do expect gross margin erosion, probably, you know, 30 to 40 basis points.

Dorothy Lakner:	OK. OK.

Ed Anderson:	Your other question, Dorothy, was how are we finding rents in 2006 compared to what our history had been – or has been.

Dorothy Lakner:	Yes.

Ed Anderson:	I just pulled a schedule right here and I’m comparing looking at our schedule of our 18 – we actually opened 18 stores so far. We reported to you that we opened 15 in the first quarter, and a couple weeks since the first quarter we’ve opened three more stores. So we have 18 stores now opened for I guess the first half. The rents and lease stores are just a tick up from where they were in 2005, but I’m talking a few pennies per foot. And on a – and on a estimated impact on a per – as percentage of sales, our first 18 compared to last year’s 36 stores are virtually identical.

Dorothy Lakner:	OK.

Ed Anderson:	So we basically spent the same money on real estate that we did last year.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Dorothy Lakner:	OK. OK, that’s helpful. And could you also just go over how many stores you expect to open by quarter?

Ed Anderson:	Well, we’ve opened 18 so far.

Dorothy Lakner:	OK.

Ed Anderson:	I guess 15 in quarter one and three in quarter two. And so we’re going to open, I guess to get to that 40 to 43 number, 22 to 25 more stores. Is that right, Tom?

Tom Stoltz:	Correct.

Ed Anderson:	You should expect about half of those remaining stores to be open – to occur around back to school.

Dorothy Lakner:	OK.

Ed Anderson:	In that August-September neighborhood. And the other half to be in the October-November timeframe.

Dorothy Lakner:	OK.

Tom Stoltz:	And the difficulty is because the quarter ends in July and we’ll open the stores at the end of July and the first of August.

Ed Anderson:	Some of those stores may actually be a second quarter, and then some of them will be at third quarter.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Tom Stoltz:	Correct.

Ed Anderson:	That first group. And then the other ones would be at the end of the third quarter and first of the fourth quarter.

Dorothy Lakner:	OK.

Ed Anderson:	But think about half at back to school and half at fall.

Dorothy Lakner:	OK. Great, thank you.

Ed Anderson:	Yes, thank you.

Dorothy Lakner:	And good luck.

Ed Anderson:	Thank you.

Operator:	And we’ll go next to Shaun Smolarz, with Sidoti & Company.

Shaun Smolarz:	Yes, hi. From a merchandising standpoint, how do you think the urban apparel market will change over next year with respect to styles, and how do you intend to respond to these developments?

Ed Anderson:	OK, Shaun. Good afternoon. As I understand your question, you’re asking about some fashion direction, what do we see happening – or what do George and our merchants see happening in urban fashions over the next 12 months or so, does he see anything changing dramatically one or the other.

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Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Shaun Smolarz:	Yes.

George Bellino:	We haven’t seen any real dramatic change. Probably the biggest change was the striped polo craze that happened this year replaced the basic white tee-shirts of last year, which has been beneficial in that their average price is higher than the white tee-shirt. That’s the only highly identifiable thing that’s happening. It’s still a strong denim business. The fashion is much more earth tone for the spring. Usually we have much more brights in there. It has not been that way. As fall comes out we see – we’ll see major changes. We’ll see sweaters still happening, knits continue to be strong. The dress business is supposed to be coming back, but we’ve yet to see that. In the men’s side they’re supposed to be narrowing down and we’re seeing a little bit of that cleaned up, less bagginess in the – in the jeans, but not anything extraordinary, it’s getting a little more I guess conservative looking, more mainstream in some of the men’s side of the business.

Shaun Smolarz:	You see the men’s side of the business going more conservative rather than like more of that street wear.

George Bellino:	It’s not as – it’s not as way out as it was say two years ago.

Shaun Smolarz:	And do you think as a result of that fact that that’s also driving the boom in the urban apparel market, it’s a more conservative look.

George Bellino:	We may get – additional customers it could be that would not normally wear the extreme look. I mean, these polo shirts are over-size, but they’re great quality and they’re great stripings. It would sell.

Shaun Smolarz:	OK.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

George Bellino:	It’s an item that – it seems to be an item that would sell to almost anyone.

Shaun Smolarz:	OK. So it’s broadened the customer base you would say?

George Bellino:	Well, yes, I would. Do we have additional customers in our stores buying it, that’s another question.

Ed Anderson:	We don’t have any information to tell you that’s the truth other than, you know, our business continues to be pretty good.

Shaun Smolarz:	OK. And then my second question is has your new store economics changed at all this year in terms of initial store investment and return on investment in the first year?

Ed Anderson:	Your question is has anything about our new store model changed, (we spend) – is the initial investment different. The answer is no. We’re spending virtually the same amount of money to fixture the store, time inventory the store as we have for the last couple of years. And as Tom alluded to in the call about the performance in our new stores, our stores for last year’s second half and the stores – the first stores we’ve opened this year are performing at or maybe even slightly ahead of last year’s new stores.

Shaun Smolarz:	OK. Thank you very much for your time.

Ed Anderson:	Thank you.

Operator:	We’ll go next to Michael Perna, with AAD Capital.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Michael Perna:	Hi, good afternoon. I believe on previous calls you’ve given some commentary as to how the current month is trending. You obviously just had a great April. Could you provide some color as to how May’s shaping up so far?

Ed Anderson:	Michael, this is Ed Anderson. Could you tell me what company your with again? I didn’t hear.

Michael Perna:	It’s AAD Capital.

Ed Anderson:	AAD Capital. OK. Well, we don’t like to talk about monthly expectations. And so we don’t talk into our quarter about our expectations. So we’re not going to give you color for May.

Michael Perna:	OK. All right. Thank you.

Ed Anderson:	Sure. Thanks for the question.

Operator:	We’ll go next to Mike Alkin, with Knott Partners.

Mike Alkin:	Hi, guys. Great job this quarter.

Ed Anderson:	Thank you.

Mike Alkin:	Tom, other assets looked like it jumped about 63% in the quarter from the January quarter. What did that comprise of?

Tom Stoltz:	It’s mainly from tax assets. Once again, the stock option exercises had decreased our payables pretty dramatically this year, so it’s really just because of increased tax assets that we’ve booked.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Mike Alkin:	Great. Thanks. Nice job.

Ed Anderson:	Thank you.

Operator:	And, ladies and gentlemen, once again it is star one to ask a question today. We’ll go next to Patrick McKeever, with Avondale Partners.

Patrick McKeever:	Hi, Ed, Tom, George.

Ed Anderson:	Hi, Patrick. How are you?

Patrick McKeever:	I’m well, thank you. Just a broad question. If you think back to, say, a year ago right around the time that you went public and then think about today, would you say – are you doing a lot different on the operations side of the business? I know you have a new distribution center and that’s ramping up. Beyond that, are there other things going on either from a systems standpoint or just elsewhere on the operations side that are contributing to the tremendous success that you’re having?

Ed Anderson:	Well, as I understand your questions you’re asking us have we done anything significant to change the way we run our business, or any new systems enhancements that have been – have made a dramatic improvement.

Patrick McKeever:	Right. Or is a lot – is a lot of what we’ve seen recently a reflection of the external environment and favorable demographic trends and sort of the follow-through spending that – or the pickup of customers that you had following the hurricanes, are you still seeing that dynamic. I’m just trying to get some sense as to what’s external and what’s more internal in terms of the drivers of the strength in your business.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Ed Anderson:	Well, the most consequential operational change that really has occurred in the last probably six or eight months clearly is the new distribution center. Because that gives us just a lot more capacity than we had before and it’s actually helped us from a productivity perspective as well and it’s allowed us to flow merchandise more smoothly than we did in the past. So that is – that is a big improvement. Other things like changing systems, improving systems, adding to our current compliments of the way we do things, but nothing dramatic or drastic. We continue to think that we are able to improve our business – all parts of our business a little bit as we move forward, as we increase, you know, the training and the amount of professional management we have on our – on our team. So we think we – you know, this year we’re probably better as a management team than we were a year ago. And we have some better capabilities than a year ago. Clearly we’ve had some very strong merchandising success. Our merchandising team has been right on – right on point now for a good period of time and that’s driven a lot of our business. And our business has had through this point at least some good success when some others have had more ups and downs. So I think a lot of it is Citi Trends is getting better and better incrementally, not necessarily in dramatic leaps and bounds but getting better and better over time. Again, the distribution impact and the fact that our merchandising team has been delivering extraordinarily well. And we’ve had some really good success in new stores. We’ve had a very strong track record of success in the new store openings now for some period of time.

Patrick McKeever:	And then on the – on the buying side of things. I guess this would but a question for George. You’ve commented in the past that there’s sort of a virtuous cycle going on, as you get bigger you’re getting access to better brands and just better buys and that sort of thing. Can you – can you maybe give some specifics there. I don’t know how you would. But is there any way of quantifying that or given us some kind of a data point?

Ed Anderson:	Patrick, as I understand your question you want George to tell you what specific benefits we’ve gotten from being bigger.

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Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Patrick McKeever:	Or just if there are certain brands that you’re getting – I mean, maybe you don’t want to talk about the – maybe the brands as much, but just certain vendors that you’re dealing with now that you may not have been – had access to a year ago. I mean I’m sure that’s the case. Is there any way of quantifying that?

George Bellino:	There’s not really a way of quantifying it, but there – that’s just a fact that there are more vendors more willing to sell us. They were more resistant to us before. Or the fact that we’re a bigger company now, we’re financially very secure. I think someone mentioned earlier about the May Company. We – there are vendors out there that are struggling because of that fact. And we are a good outlet for them to move goods or make goods that are right for our customers. It’s just – and it’s also — part of what our growth is are extending our buying staff. We’ve been growing and adding people and segmenting so we can cover the market better. So that’s helped us develop relationships more fully with a vendor where they’re getting to see us more often, someone from Citi Trends, and able to build a relationship and do more business that way.

Patrick McKeever:	OK.

Ed Anderson:	Adding to what George said. The fact that we’re bigger seems to have helped merchandising-wise by all the things George said. Plus it also gives us the capability to buy larger close-out buys. So instead of a vendor having to move a close-out buy to two or three different retailers, Citi Trends might be able to step in and take half of it or all of it today where before we couldn’t. And that’s made us more important to the supplier and also helped buy better in some cases.

Patrick McKeever:	OK. And then just one last quick one. Ed, you mentioned that the comp store inventory’s up just a little bit more than 20%. I think you said 21%.

CITI TRENDS

Moderator: Tom Stoltz

05-18-06/4:00 p.m. CT

Confirmation # 6008491

Ed Anderson:	Right.

Patrick McKeever:	That was a little bit higher than you’d like. What kind of a comp store inventory level are you targeting or what do you see as being ideal.

Ed Anderson:	We would like for this inventory to have been probably still a double-digit inventory. But, you know, down in the 10-15 neighborhood versus 21.

Patrick McKeever:	OK. Well, thanks. Great job.

Ed Anderson:	Thank you very much.

Operator:	And once again, ladies and gentlemen, star one for questions today.

It appears we have no further questions at this time. I’d like to turn the conference back to our speakers for any closing or additional remarks.

Ed Anderson:	OK. Thanks everybody for listening to our phone call and thank you for the very good questions, and we’ll talk to you next quarter.

Operator:	And, ladies and gentlemen, this does conclude our conference for today. Once again we thank you for your participation and you may disconnect at this time.

END